Capital
Senior
Living
Corporation


For Immediate Release                                 Contact: Ralph A. Beattie
                                                                   972/770-5600

                        CAPITAL SENIOR LIVING CORPORATION
                       REPORTS THIRD QUARTER 2003 EARNINGS


DALLAS - (BUSINESS WIRE) - November 4, 2003 - Capital Senior Living Corporation (NYSE:CSU), one of the country's largest operators of senior living communities, announced today its operating results for the third quarter of fiscal 2003.

Company highlights for the third quarter include:
o    Net income of $0.3 million, or $0.01 diluted earnings per share
o    Cash earnings (net income plus depreciation) increased 27% to $2.8 million
o    Adjusted EBITDA (income from operations plus depreciation) of $3.1 million
o    Completed purchase of interests in four Triad Senior Living partnerships
o Recently opened communities (including the Spring Meadows properties) leased to 82% versus 70% one year ago
o    Average occupancy rate on stabilized communities of 91%
o Operating margins (before property taxes, insurance and management fees) of 46% in independent and assisted living communities
o    Same community revenue increase of 6%, versus the third quarter of 2002
o Completed sale/manage back of Atrium of Carmichael community reducing debt by $7.4 million

The Company reported third quarter 2003 earnings of $0.3 million or $0.01 per diluted share compared to third quarter 2002 earnings of $0.9 million or $0.04 per diluted share. The results for the third quarter of 2003 include a loss of approximately $0.08 per diluted share from operations and a gain of over $0.09 per diluted share from the sale of a community.

Effective July 1, 2003, the Company purchased the partnership interests of the general partner and other third party limited partnership interests in Triad Senior Living II, L.P., Triad Senior Living III, L.P., Triad Senior Living IV, L.P., and Triad Senior Living V, L.P., (the "Triad Entities"). The Company purchased these interests with cash of $1.3 million and promissory notes in the aggregate amount of $0.4 million. These notes have since been repaid.

The Company previously had an approximate 1% limited partnership interest in each of the Triad Entities. The Triad Entities are comprised of 12 communities with a combined resident capacity of approximately 1,670 residents. The resident capacity mix is 95% independent living and 5% assisted living, with all revenues derived from private pay sources. Third quarter results for the Company consolidate the operations of these 12 communities, which have not yet reached stabilization.

CAPITAL/PAGE 2


Effective September 30, 2003 the Company completed the sale of the Atrium of Carmichael community to Senior Housing Partners II, L.P., a fund managed by Prudential Real Estate Investors, which acquired the property on behalf of its clients. The Atrium of Carmichael is an independent living facility in Sacramento, California with a resident capacity of 156 seniors. The property sold for a price of $11.7 million and the Company reduced its long-term debt by $7.4 million. The Company will continue to manage the property under a long-term management contract.

"The net effect of the consolidation of the Triad Entities and the sale/manage back of the Atrium has been to significantly increase our revenues, while providing additional liquidity," said James A. Stroud, Chairman of the Company. "The elimination of debt on the Atrium community has enabled us to reduce our average borrowing cost."


OPERATING AND FINANCIAL RESULTS

For the third quarter of 2003, the Company reported revenues of $18.7 million compared to revenues of $14.5 million for the corresponding period in 2002, an increase of approximately 28.4%. The Triad Entities contributed revenues of $5.4 million. Revenue in the third quarter of 2002 included the Cottonwood property which was contributed to the Blackstone joint venture in the second quarter of 2003.

The resident revenues from communities owned in the third quarter of 2003 grew by $1.7 million or 10.5% from the third quarter of 2002.

Adjusted EBITDA for the third quarter of 2003 was $3.1 million, compared to $3.4 million in the prior year, with the reduction primarily due to the consolidation of the Triad Entities.

Interest expense net of interest income increased from approximately $1.0 million in the third quarter of 2002 to approximately $3.3 million in the third quarter of 2003, due to the consolidation of the debt from the Triad Entities and the elimination of interest income on the notes receivable from affiliates.

Excluding the gain on the sale of the Atrium community, the Company had a net loss of approximately $1.6 million or $0.08 per diluted share for the third quarter of 2003. This compares to net income of $0.9 million or approximately $0.04 per diluted share in the prior year period. The sale of the Atrium of Carmichael resulted in a pre-tax gain of approximately $3.1 million in the third quarter of this year, equivalent to an after-tax gain of over $0.09 per diluted share. Consequently, the Company earned a net profit of $0.01 per diluted share.

Cash earnings, defined as net income plus depreciation, were $2.8 million for the third quarter of 2003, an increase of over 27% from the cash earnings of $2.2 in the third quarter of 2002.

CAPITAL/PAGE 3


"We are pleased with the continued lease-up of our recently opened communities," said Lawrence A. Cohen, Chief Executive Officer. "Our third quarter results are closely in line with expectations. With the acquisition of the interests in the Triad Entities, our revenues have increased, our balance sheet has been simplified and our business model has become more transparent. Earnings reflect the fact that the Triad Entities are not yet stabilized, we no longer accrue interest income on advances to the Triad Entities and depreciation is on a larger base. However, cash earnings remain positive and will continue to be the yardstick by which we measure operating performance."

For the first nine months of 2003, the Company produced revenues of $47.4 million and net income of $4.5 million, or $0.23 diluted earnings per share. This compares to revenues of $47.3 million and net income of $3.5 million, or $0.17 diluted earnings per share for the same period of 2002.

The net income of $0.23 diluted earnings per share for the first nine months of 2003 includes gains on the sale of assets of approximately $0.20 diluted earnings per share, with the remainder attributable to earnings from operations, including the Triad Entities in the third quarter.

The Company generated cash earnings of $9.8 million in the first nine months of 2003, compared to cash earnings of $8.0 million in the comparable period of the prior year.

As of September 30, 2003, the Company had $21.1 million in cash, cash equivalents, restricted cash and marketable securities. Shareholders' equity was $123.1 million, equivalent to $6.22 per outstanding share.


2Q03 CONFERENCE CALL INFORMATION

The Company will host a conference call with senior management to discuss the Company's third quarter 2003 financial results. The call will be held on Wednesday, November 5, 2003 at 11:00 am Eastern Time.

The call-in number is 913-981-5542.  No confirmation number is required.  A link
to  a  simultaneous   webcast  of  the  teleconference   will  be  available  at
www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company's shareholders and the public, the conference call will be recorded and available for replay starting November 5, 2003 at 2:00 pm Eastern Time, until November 12, 2003 at 8:00 pm Eastern Time. To access the conference call replay, call 719-457-0820 (reference code 454286). The conference call will also be made available for playback via the Company's corporate website, www.capitalsenior.com, and will be available until the next earnings release date.

CAPITAL/PAGE 4


ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation's largest operators of residential communities for senior adults. The Company's operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently owns and/or operates 42 communities in 20 states with a total capacity of approximately 6,900 residents. In the communities operated by the Company, 86 percent of residents live independently and 14 percent of residents require assistance with activities of daily living.


This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including EBITDA, cash earnings and cash earnings per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company's ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic condition generally, and satisfaction of closing conditions such as those pertaining to licensure. These and other risks are detailed in the Company's reports filed with the Securities and Exchange Commission.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 760-487-1137 for more information.


                                      MORE

CAPITAL/PAGE 5


                        CAPITAL SENIOR LIVING CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                                               September 30,  December 31,
                                                                                   2003            2002
                                                                               ------------   ------------
                                                                                (Unaudited)      (Note 1)
                                              ASSETS
         Current assets:
           Cash and cash equivalents.....................................       $   8,741       $  11,768
           Restricted cash and marketable securities.....................          12,356           4,490
           Accounts receivable, net......................................           1,665           1,461
           Accounts receivable from affiliates...........................           1,391             218
           Federal and state income taxes receivable.....................               -           1,171
           Deferred taxes................................................             462             399
           Assets held for sale..........................................             739               -
           Prepaid expenses and other....................................           2,336           1,164
                                                                                ---------       ---------
                   Total current assets..................................          27,690          20,671
         Property and equipment, net.....................................         317,499         153,544
         Deferred taxes..................................................           6,741           7,106
         Due from affiliates.............................................           1,281             513
         Notes receivable from affiliates................................          20,059          86,470
         Investments in limited partnerships.............................           1,725           1,238
         Assets held for sale............................................           2,392           4,131
         Other assets, net...............................................           4,491           4,578
                                                                                ---------       ---------
                   Total assets..........................................       $ 381,878       $ 278,251
                                                                                ---------       ---------
                                                                                ---------       ---------



                               LIABILITIES AND SHAREHOLDERS' EQUITY


         Current liabilities:
           Accounts payable..............................................      $    2,261      $    2,322
           Accrued expenses..............................................           5,839           4,638
           Current portion of notes payable..............................          12,426           9,715
           Federal and state income taxes payable........................             533               -
           Customer deposits.............................................           1,488           1,023
                                                                               ----------       ---------
                   Total current liabilities.............................          22,547          17,698
         Deferred income.................................................               -               7
         Deferred income from affiliates.................................             250           1,194
         Other long-term liabilities.....................................           7,420               -
         Notes payable, net of current portion...........................         228,115         140,385
         Minority interest in consolidated partnership...................             437             686
         Commitments and contingencies
         Shareholders' equity:
           Preferred stock, $.01 par value:
              Authorized shares - 15,000; no shares issued or outstanding               -               -
           Common stock, $.01 par value:
              Authorized shares - 65,000
              Issued and outstanding shares - 19,806 and 19,737
                at September 30, 2003 and December 31, 2002, respectively             198             197
           Additional paid-in capital....................................          92,205          91,990
           Retained earnings.............................................          30,706          26,094
                                                                               ----------      ----------
                   Total shareholders' equity............................         123,109         118,281
                                                                               ----------      ----------
                   Total liabilities and shareholders' equity............      $  381,878      $  278,251
                                                                               ----------      ----------
                                                                               ----------      ----------


                                      MORE

CAPITAL/PAGE 6


                        CAPITAL SENIOR LIVING CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)




                                                            Three Months Ended                Nine Months Ended
                                                               September 30,                     September 30,
                                                        --------------------------------- --------------------------------
                                                           2003             2002             2003             2002
                                                        ---------------- ---------------- ---------------- ----------------
                                                         (Unaudited)      (Unaudited)      (Unaudited)      (Unaudited)
Revenues:
      Resident and healthcare revenue...........         $    17,973      $    13,401     $     44,490     $     44,309
      Rental and lease income...................                   -                -                -               37
      Unaffiliated management services revenue..                   -              258              295              836
      Affiliated management services revenue....                 665              609            2,467             1463
      Affiliated development fees...............                  26              273              163              672
                                                         -----------      -----------     ------------     ------------
          Total revenues........................              18,664           14,541           47,415           47,317

Expenses:
      Operating expenses........................              12,034            8,148           27,877           25,802
      General and administrative expenses.......               3,482            2,945            8,749            9,060
      Depreciation and amortization.............               2,541            1,327            5,227            4,507
                                                         -----------      -----------     ------------     ------------
          Total expenses........................              18,057           12,420           41,853           39,369
                                                         -----------      -----------     ------------     ------------

Income from operations..........................                 607            2,121            5,562            7,948

Other income (expense):
      Interest income...........................                 441            1,521            3,862            4,384
      Interest expense..........................              (3,784)          (2,489)          (8,954)          (8,065)
      Equity in the gains of affiliates.........                  69               14              142               45
      Gain (loss) on sale of assets.............               3,112                -            6,603            1,929
                                                          ----------       ----------      -----------     ------------
Income before income taxes and minority interest in
      consolidated partnership..................                 445            1,167            7,215            6,241
Provision for income taxes......................                (171)            (543)          (2,783)          (2,127)
                                                          ----------       ----------      -----------     ------------
Income before minority interest in consolidated
      partnership...............................                 274              624            4,432            4,114
Minority interest in consolidated partnership...                   6              264              116             (637)
                                                          ----------       ----------      -----------     ------------
Net income......................................          $      280       $      888      $     4,548     $      3,477
                                                          ----------       ----------      -----------     ------------
                                                          ----------       ----------      -----------     ------------

Net income per share:
      Basic.....................................          $     0.01       $     0.05      $      0.23     $       0.18
                                                          ----------       ----------      -----------     ------------
                                                          ----------       ----------      -----------     ------------
      Diluted...................................          $     0.01       $     0.04      $      0.23     $       0.17
                                                          ----------       ----------      -----------     ------------
                                                          ----------       ----------      -----------     ------------
      Weighted average shares outstanding - basic             19,806           19,727           19,764           19,722
                                                          ----------       ----------      -----------     ------------
                                                          ----------       ----------      -----------     ------------
      Weighted average shares outstanding - diluted           20,005           19,845           19,922           19,948
                                                          ----------       ----------      -----------     ------------
                                                          ----------       ----------      -----------     ------------



                                      MORE

CAPITAL/PAGE 7

                        CAPITAL SENIOR LIVING CORPORATION
                         RECONCILATION OF NON GAAP ITEMS
                    (in thousands, except per share amounts)




                                                            Three Months Ended                Nine Months Ended
                                                               September 30,                      September 30,
                                                        --------------------------------- --------------------------------
                                                           2003             2002             2003             2002
                                                        -------------- ---------------- ---------------- ----------------
                                                         (Unaudited)      (Unaudited)      (Unaudited)      (Unaudited)
Adjusted EBITDA reconciliation:

      Income from operation.....................         $       607      $     2,121     $      5,562     $      7,948
      Depreciation and amortization.............               2,541            1,327            5,227            4,507
                                                         -----------      -----------     ------------     ------------
          Adjusted EBITDA.......................         $     3,148      $     3,448     $     10,789     $     12,455
                                                         -----------      -----------     ------------     ------------
                                                         -----------      -----------     ------------     ------------


Cash earnings reconciliation:

      Net income................................         $       280      $       888     $      4,548     $      3,477
      Depreciation and amortization.............               2,541            1,327            5,227            4,507
                                                         -----------      -----------     ------------     ------------
          Cash earnings.........................         $     2,821      $     2,215     $      9,775     $      7,984
                                                         -----------      -----------     ------------     ------------
                                                         -----------      -----------     ------------     ------------


Cash earnings per diluted share reconciliation:

      Net income per diluted share..............         $      0.01      $      0.04     $       0.23     $       0.17
      Depreciation and amortization per diluted share           0.13             0.07             0.26             0.23
                                                         -----------      -----------     ------------     ------------
          Cash earnings per diluted share.......         $      0.14      $      0.11     $       0.49     $       0.40
                                                         -----------      -----------     ------------     ------------
                                                         -----------      -----------     ------------     ------------


                                     ######